SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2012

HWI Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-53437	74-31775186
(Commission File Number)	(IRS Employer Identification No.)

3840 South Water Street Pittsburgh, Pa.	15203
(Address of Principal Executive Offices)	(Zip Code)

412-884-3028

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On April 9th, 2012 the Company received the executed Settlement Agreement and Mutual Release with United Securities of Switzerland AG (USSAG) for the sum of $150,000 US Dollars to be paid by USSAG to the Company no later than April 30, 2012 for breach of a Subscription Agreement previously entered into by the parties on July 14, 2011, in which the Company agreed to sell up to an aggregate of 2,857,142 common shares to (USSAG) a private non-U.S. investor for aggregate proceeds of up to $999,999.  The proceeds were expected to be received in four tranches of $250,000, subject to certain conditions. The first tranche was scheduled to be received on August 13, 2011 with additional tranches expected to follow in 90 day increments.  With the final payment of $68,750 (sixty eight thousand seven hundred and fifty) US Dollars on or about March 8, 2012, USSAG completed funding of the first tranche. USSAG failed to fund the second and third tranches, thereby breaching the Subscription Agreement.

The Settlement Agreement and Mutual Release for the consideration of the sum of $150,000 (one hundred and fifty thousand) US Dollars paid by USSAG to the Company, discharges USSAG from its funding obligations for the second and third tranches and mutually releases one and another including affiliated parent and subsidiary companies, and their employees, etc.

A copy of the complete text of the Settlement Agreement is filed as Exhibit 99-1 to this 8K Report

ITEM 9.01	Financial Statements and Exhibits

(d)     Exhibits

99.1                    Settlement Agreement and Mutual Release dated March 23, 2012, received April 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HWI Global, Inc.

Dated: April 11, 2012	By:	/s/ Deric Haddad
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Settlement Agreement and Mutual Release